UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

VIVUS, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On June 19, 2013, VIVUS, Inc., or the Company or VIVUS, issued a press release announcing the posting of an investor presentation to the Company’s website.  VIVUS’s Board of Directors and management team are using the presentation during meetings with investors beginning today.  A copy of the press release is attached hereto as Exhibit 1 and a copy of the investor presentation is attached hereto as Exhibit 2.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the Securities and Exchange Commission, or the SEC, in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information.  Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 1

VIVUS, Inc.	Proxy Solicitor:
Timothy E. Morris	Morrow & Co., LLC
Chief Financial Officer	Joseph J. Mills
morris@vivus.com	jmills@morrowco.com
203-658-9423

Investor Relations:
The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

VIVUS POSTS INVESTOR PRESENTATION

Urges Stockholders Not to be Misled by FMC’s Distracting Proxy Campaign

Vote the GOLD Proxy Card Today and Support VIVUS’s Highly Qualified Directors

MOUNTAIN VIEW, Calif., June 19, 2013 — VIVUS, Inc. (NASDAQ: VVUS) (the “Company”), a pharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity and sexual health, today announced that it has posted an investor presentation to the Company’s website.  The Board of Directors and management team are using the presentation during meetings with investors beginning today.  The presentation is available on the Company’s website at www.vivus.com/investors/stockholder-materials.

Highlights of the presentation include:

•      VIVUS’s Board and Management Team Have Positioned the Company for Success.

○     The Board and management team have successfully developed four products through FDA approval, most recently Qsymia® (phentermine and topiramate extended-release) capsules CIV and STENDRA™ (avanafil).

○     Throughout 2013, the VIVUS Board and management team have worked diligently to establish a strong foundation for Qsymia.

○     Your Board and management team are actively pursuing strategies to expand the Company’s primary care physician (PCP) reach, activate consumers through direct-to-consumer (DTC) advertising and grow prescriptions.

○     VIVUS is at a critical juncture in the commercialization of Qsymia.

•      VIVUS Has a Clear Plan to Build a Successful Qsymia Brand.

○     VIVUS has achieved important milestones that have established a strong foundation to drive future sales and increase stockholder value.

○     During 2013, the Company has:

•      Helped to establish the medical obesity market;

•      Broadened payor reimbursement;

•      Increased patient access to retail pharmacies;

•      Initiated discussions with large pharmaceutical companies to expand PCP reach;

•      Created a DTC strategy to activate consumers in Fall 2013; and

•      Secured $360 million of capital to fund future growth.

•      VIVUS’s Board Has the Right Experience for VIVUS at the Right Time.

○     The VIVUS Board, which includes seven independent directors, is committed to maximizing value for ALL stockholders and considering a broad range of opportunities to achieve this objective.

○     The Board is comprised of proven business leaders who possess a broad range of commercial, management, financial, clinical and operational experience, as well as expertise in the biopharmaceutical industry and other areas important to VIVUS.

○     VIVUS directors have extensive experience launching drugs and structuring relationships with large pharmaceutical companies, which is critical to the commercialization of Qsymia.

○     VIVUS directors have numerous industry relationships that are critical to the Company’s ongoing discussions with large pharmaceutical companies.

•      Supporting First Manhattan Co. (FMC) Would Remove a Board and Management Team with the Institutional Knowledge Necessary to Make Qsymia a Successful Brand and Would Jeopardize the Progress Made To Date.

○     FMC has failed to articulate a plan as to what its nominees would do differently if they were to take control of VIVUS.

○     FMC’s nominees have minimal relevant experience to drive long-term stockholder value.

○     We believe FMC would create unnecessary risk for VIVUS and its stockholders and electing its nominees would throw VIVUS into turmoil at a critical juncture.

•      VIVUS Stockholders Have a Clear Choice.

○     Support the VIVUS Board, which:

•      Has a clear strategic and tactical plan.

•      Is comprised of directors with relevant operational experience.

•      Has achieved significant milestones for Qsymia to drive future sales.

•      Is in ongoing discussions with large pharmaceutical companies.

•      Is acting in the best interests of ALL VIVUS stockholders.

○     Don’t support FMC, which:

•      Has no detailed strategic or tactical plan.

•      Is a minority stockholder seeking to have its nominees control 100% of the VIVUS Board although, if elected, its nominees will have fiduciary obligations to VIVUS’s stockholders.

•      Is proposing nine nominees, seven who have no executive experience in pharmaceutical commercialization.

•      Has not outlined what its nominees would do differently than the current Board and management team.

VIVUS recommends that stockholders vote “FOR” the Company’s nine highly qualified nominees today by Internet, by telephone or by returning any GOLD proxy card received. Please do not return or otherwise vote any proxy card sent by FMC. If you have already voted a white proxy card sent to you by FMC, you have every right to change that vote by simply voting a later-dated GOLD proxy card.  Please review VIVUS’s proxy materials and other stockholder communications at www.vivus.com/investors/stockholder-materials.

If stockholders have any questions or would like assistance

in voting the GOLD proxy card, please contact:

Call Toll Free: (800) 607-0088

Call Collect: (203) 658-9400

E-mail: vivusinfo@morrowco.com

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs and herbal preparations, have not been established.

Important Safety Information

Qsymia (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About Avanafil

STENDRA (avanafil) is approved by the FDA for the treatment of erectile dysfunction in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S. Avanafil was licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian and Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

Currently, it is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.stendra.com.

Important Safety Information

STENDRA™ (avanafil) is indicated for the treatment of erectile dysfunction.

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir), indinavir (Crixivan), saquinavir (Fortavase or Invirase) or atazanavir (Reyataz); some types of oral antifungal medicines, such as ketoconazole (Nizoral), and itraconazole (Sporanox); or some types of antibiotics, such as clarithromycin (Biaxin), telithromycin (Ketek), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets. The recommended starting dose is 100 mg.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the implementation of our REMS amendment and expansion to retail distribution, the broadening payor reimbursement, the expansion of Qsymia’s primary care presence, the outcomes of our discussions with pharmaceutical companies and our strategic and franchise-specific pathways for Qsymia. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012 (as amended by the Form 10-K/A filed on April 30, 2013 and the Form 10-K/A filed on June 12, 2013) and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

Important Additional Information

On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com.

Exhibit 2

THE RIGHT PATH TO MAXIMIZE STOCKHOLDER VALUE June 2013 ©2013 VIVUS Inc. All rights reserved | www.vivus.com

FORWARD LOOKING STATEMENT This presentation contains “forward looking” statements that involve risks and uncertainties. These statements typically may be identified by the use of forward looking words or phrases such as “may,” “believe,” “expect,” “forecast,” “intend,” “anticipate,” “predict,” “should,” “planned,” “likely,” “opportunity,” “estimated,” and “potential,” the negative use of these words or other similar words. All forward looking statements included in this document are based on our current expectations, and we assume no obligation to update any such forward looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause actual results and experiences to differ materially from the anticipated results or other expectations expressed in such forward looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of our business include but are not limited to: (1) our limited commercial experience with Qsymia® in the United States, or U.S.; (2) the timing of initiation and completion of the clinical studies required as part of the approval of Qsymia by the U.S. Food and Drug Administration, or FDA; (3) the response from the FDA to the data that VIVUS will submit relating to post-approval clinical studies; (4) the impact of the indicated uses and contraindications contained in the Qsymia label and the Risk Evaluation and Mitigation Strategy, or REMS, requirements; (5) the impact of distribution of Qsymia through a certified home delivery pharmacy network; (6) our ability to implement the recently FDA approved amendment to the REMS for Qsymia, which, allows dispensing through certified retail pharmacies; (7) that we may be required to provide further analysis of previously submitted clinical trial data; (8) the negative opinion of the European Medicines Agency’s, or EMA, Committee for Medicinal Products for Human Use, or CHMP, for the Marketing Authorization Application, or MAA, for Qsymia; (9) our ability to successfully commercialize or establish a marketing partnership for avanafil; (10) the ability of our partners to maintain regulatory approvals to manufacture and adequately supply our products to meet demand; (11) our history of losses and variable quarterly results; (12) substantial competition; (13) risks related to the failure to protect our intellectual property and litigation in which we may become involved; (14) uncertainties of government or third party payor reimbursement; (15) our reliance on sole source suppliers; (16) our reliance on third parties and our collaborative partners; (17) our failure to continue to develop innovative investigational drug candidates and drugs; (18) risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA or foreign authority regulations; (19) our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; (20) the timing of initiation and completion of clinical trials and submissions to foreign authorities; (21) the results of post-marketing studies are not favorable; (22) compliance with post-marketing regulatory standards is not maintained; (23) the volatility and liquidity of the financial markets; (24) our liquidity and capital resources; (25) our expected future revenues, operations and expenditures; and (26) other factors that are described from time to time in our periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including the Form 10-K for the year ended December 31, 2012, filed with the SEC on February 26, 2013 (as amended by the Form 10-K/A, filed with the SEC on April 30, 2013 and by the Form 10-K/A, filed with the SEC on June 12, 2013). ©2013 VIVUS Inc. All rights reserved | www.vivus.com 1

CONTENTS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 2 VIVUS HAS A CLEAR PLAN TO BUILD A SUCCESSFUL QSYMIA BRAND 6 – 14 VIVUS HAS THE RIGHT LEADERSHIP TO MAXIMIZE STOCKHOLDER VALUE 15 – 25 FMC JEOPARDIZES VIVUS’S PROGRESS AT A CRITICAL JUNCTURE 26 – 31 FMC has no plan: what would they do differently? FMC has it wrong FMC's nominees have minimal relevant experience to drive long-term stockholder value Mixed track record of FMC's nominees FMC would create unnecessary risk for VIVUS and its stockholders VIVUS stockholders have a clear choice APPENDIX I - ADDITIONAL INFORMATION 32 – 41 APPENDIX II - BIOS OF THE VIVUS BOARD OF DIRECTORS 42 – 50 APPENDIX III - FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT 51 – 59 26 27 28 29 30 31

VIVUS STANDS AT A CRITICAL JUNCTURE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 3 Developed 4 products through FDA approval, most recently Qsymia and STENDRA Achieved $130MM in first year sales for MUSE in 1997, considered then as one of the most successful launches Successfully sold Evamist for $150MM in 2007 Establishing the foundation for Qsymia Prescribers Payors Medical societies REMS modification allows launch of Qsymia in thousands of retail pharmacies by mid-July Discussions with large pharma companies underway Expand PCP reach Activate consumers through DTC advertising Grow prescriptions Past 2013 Future Turnover in Board and management would jeopardize the progress VIVUS has made Board and management have positioned VIVUS for success

VIVUS STOCKHOLDERS HAVE A CLEAR CHOICE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 4 Highly independent Board and experienced management representing the interests of ALL stockholders Single minority stockholder seeking 100% control and acting, in our view, in its own interests VIVUS FMC Continued progress Your investment at risk vs. Clear strategic and tactical plan with operational experience No detailed strategic or tactical plan Ongoing discussions with large pharma companies We believe FMC would throw VIVUS into turmoil at a critical juncture Note: Although, if elected, the FMC director nominees will have fiduciary obligations to the Company’s stockholders, we strongly believe that it is not in the best interests of VIVUS’s stockholders for the entire slate of director nominees to be selected by a single stockholder who owns less than 10% of the Company’s stock.

TWO RECENTLY APPROVED PRODUCTS IN HIGH POTENTIAL MARKETS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 5 Qsymia® for chronic weight management STENDRA™ for erectile dysfunction VIVUS retains full control over the products and full flexibility to maximize their value Qsymia, the first FDA approved once-daily oral medication for chronic obesity that has demonstrated average weight loss of >10% based on placebo-adjusted data(a) Restricted commercial launch via mail-order in Sept-2012; broad retail launch underway Highly selective PDE5i with rapid onset Pending approval in Europe (a) Obesity (2011) DOI:10.1038/oby.2011.330; The Lancet (2011) DOI:10.1016/S0140-6736(11)60205-5; Completers Analysis

VIVUS HAS A CLEAR PLAN TO BUILD A SUCCESSFUL QSYMIA BRAND ©2013 VIVUS Inc. All rights reserved | www.vivus.com

CHALLENGES FACED AT THE LAUNCH OF QSYMIA ©2013 VIVUS Inc. All rights reserved | www.vivus.com 6 Distribution challenges made efforts to increase consumer awareness (DTC) not feasible

CLEAR COMMERCIAL PLAN FOR QSYMIA ©2013 VIVUS Inc. All rights reserved | www.vivus.com 7 FMC fails to understand that the foundation of Qsymia must first be built in order to achieve success Establishing Medical Obesity Market 15,000 prescribers 40,000 patients Broadening Payor Reimbursement 36% of Americans with private insurance have access to Qsymia Increasing Patient Access REMS modification approved Thousands of certified retail pharmacies Expand PCP reach Activate consumers Pharma discussions underway DTC planned for Fall 2013 Mid-July 2013 On track toward 50% goal by year end Pharmacoeconomic studies, AACE Establishing the foundation for the Qsymia franchise Establishing Medical Obesity Market ? 15,000 prescribers ? 40,000 patients Broadening Payor Reimbursement ? 36% of Americans with private insurance have access to Qsymia Increasing Patient Access ? REMS modification approved ? Thousands of certified retail pharmacies Expand PCP reach Activate consumers Pharma discussions underway DTC planned for Fall 2013 Mid - July 2013 On track toward 50% goal by year end Pharmacoeconomic studies, AACE

IMPORTANT RECENT MILESTONES FOR QSYMIA

VIVUS®

	Milestone date
• **Establishing Medical Obesity Market**	
➢ Endocrinologist professional organization (AACE) recognizes obesity as a drug treatment category	May-2013
• **Broadening Payor Reimbursement**	
➢ Published pharmacoeconomic study quantifies savings resulting from 10% weight loss	Mar-2013
➢ Agreement reached with ESI and Medco Health Solutions	Apr-2013
➢ Availability through the Veterans Administration	Apr-2013
• **Increasing Patient Access**	
➢ FDA approval of REMS modification allows access via certified retail pharmacies	Apr-2013
• **Secured $360MM of capital to fund future growth**	Mar / May-2013
➢ Ideally positioned to negotiate with large pharmaceutical companies, expand PCP reach and launch DTC	

These important milestones have established a strong foundation to drive future sales and increase stockholder value

©2013 VIVUS Inc. All rights reserved | www.vivus.com
8

 ESTABLISHING MEDICAL OBESITY MARKET ENDOCRINOLOGIST PROFESSIONAL ORGANIZATION (AACE) VALIDATES OBESITY AS A MEDICAL CONDITION THAT WARRANTS TREATMENT 2013 AACE Diabetes Management Algorithm includes anti-obesity medications Inclusion of weight loss drugs in treatment guidelines as a first-line management for overweight and obese patients Recommendation for use of anti-obesity medications for weight loss in patients with: Prediabetes Diabetes Dyslipidemia Hypertension ©2013 VIVUS Inc. All rights reserved | www.vivus.com 9 Changes medical community view Primary Care Physicians refer to AACE guidelines Improves ability to reduce out-of-pocket expenses for patients Influences government reimbursement policies Helps win additional private payors

 PHARMACOECONOMIC DATA HELP REIMBURSEMENT (MAY-2013) Study highlighted that 10-15% weight loss produced by Qsymia could result in savings totaling billions of dollars in medicare spending Published data now included in pharmacoeconomic models used with payors to drive reimbursement decisions ©2013 VIVUS Inc. All rights reserved | www.vivus.com 10 BROADENING PAYOR REIMBURSEMENT PHARMACOECONOMIC DATA HELPS REIMBURSEMENT “Medicare can realize significant cost savings through anti-obesity medications that produce substantial weight loss” Conclusion The impact of weight loss among seniors on Medicare spending(a) (a) Thorpe et al. Health Economic Review 2013 Note: Permission to use the logos and quotations herein has not been sought or obtained from any party

BROADENING PAYOR REIMBURSEMENT

REDUCES OUT-OF-POCKET COSTS; INCREASES PHYSICIAN PRESCRIBING

VIVUS

EXPRESS SCRIPTS® medco® MAKING MEDICINE SMARTER™

- Qsymia now covered for plans following the Medco national formulary (Apr-2012)
  - ESI/Medco: largest U.S. Pharmacy Benefit Manager (PBM)
  - Manages pharmacy benefit for 64.3MM U.S. lives[(a)]
- Tier 3; Prior Authorization
- Co-pay: ~$50 - $60, depending on benefit design

U.S. Department of Veterans Affairs

- Qsymia now available to Veterans Administration (VA) patients (Apr-2013)
  - Covers 3.3 million patients
  - Prevalence of obesity: ~40%
- 1st U.S. government entity to grant access to Qsymia
- Co-pay: $9

Approximately 36% of the 163 million Americans with private insurance have access at Tier 3 or better with a co-pay of $75 or less for most patients; on track to achieve 50% by year end

(a) HealthLeaders InterStudy (Jul-2012)

Note: Permission to use the logos herein has not been sought or obtained from any party

©2013 VIVUS Inc. All rights reserved | www.vivus.com

11

REMS modification allows Qsymia distribution via retail pharmacy channel Removes a significant barrier to Qsymia access Simplifies prescribing and dispensing for patients and doctors ©2013 VIVUS Inc. All rights reserved | www.vivus.com 12 INCREASING PATIENT ACCESS REMS MODIFICATION ACHIEVED IN APRIL 2013 VIVUS is on track to dispense Qsymia through thousands of certified retail pharmacies by mid-July 2013

$360MM of new financing secured in the last three months to execute commercialization of Qsymia $250MM Convertible Senior Unsecured Notes (May 21, 2013) Capped call minimizes dilution under $20.00 per share $110MM synthetic capped royalty financing (Mar 26, 2013) $50MM drawn at June 2013; $60MM remaining through Dec 31, 2013 $406MM of pro forma cash and short-term investments at Mar 31, 2013 reflecting recent financings ©2013 VIVUS Inc. All rights reserved | www.vivus.com 13 CAPITALIZED TO FUND FUTURE GROWTH Well capitalized to execute on next phase of Qsymia commercialization and negotiate from a position of strength with large pharma companies

Following the REMS modification, VIVUS has been in discussions with large pharma companies to expand Qsymia promotional reach with primary care physicians As discussions evolve, we remain open to pursuing all options to maximize stockholder value Members of current Board and management team are actively engaged in the discussions ©2013 VIVUS Inc. All rights reserved | www.vivus.com 14 We believe changing the Board and management during this critical time will delay or derail ongoing discussions EXPAND PCP REACH IN DISCUSSIONS WITH LARGE PHARMA COMPANIES

VIVUS HAS THE RIGHT LEADERSHIP TO MAXIMIZE STOCKHOLDER VALUE ©2013 VIVUS Inc. All rights reserved | www.vivus.com

VIVUS BOARD OF DIRECTORS

THE RIGHT EXPERIENCE FOR VIVUS AT THE RIGHT TIME

Drug development / Regulatory approval → Launch / Commercialization

1991

Leland F. Wilson
- Intimate knowledge of VIVUS's operations; led successful development of Qsymia and three other products
- 35+ years of pharma experience

1999

Mark B. Logan ★
- Obtained FDA approval and commercialized LASIK when Chairman and CEO of VISX
- 45+ years of executive level experience in healthcare with extensive public board experience

Linda M. Dairiki Shortliffe, M.D. ★
- Professor of Urology at Stanford University
- 30+ years of clinical and administrative medical experience

2008-2009

Charles J. Casamento ★
- Former CEO of four pharmaceutical companies
- 40+ years of executive level experience in healthcare with extensive public board experience

Peter Y. Tam
- Led VIVUS's development strategies, created the R&D pipeline and managed successful development of Qsymia and three other products
- 25+ years of pharma and biotech experience in clinical, regulatory and business development - inlicensed Qsymia, STENDRA/SPEDRA, and Evamist

2012

Ernest Mario, Ph.D. ★
- Oversaw the launch of 5 major brands as CEO of Glaxo Holdings, which became the second largest global pharma company
- $50B+ in healthcare M&A transactions including sales of ALZA and Reliant Pharmaceuticals
- 40+ years of experience in research-based pharma industry

2013

Robert N. Wilson ★
- Significant transactional experience including the Centocor and ALZA deals
- 20+ years on Executive Committee of Johnson & Johnson

J. Martin Carroll ★
- Former CEO of Boehringer Ingelheim US
- Launched consumer brands Zocor, Vioxx, Cozaar, Singulair, and Fosamax while at Merck
- 35+ years of experience in pharma industry

Jorge Plutzky, M.D. ★
- World-renowned leader in the prevention and treatment of cardiometabolic disease
- 15+ years of clinical and medical experience at Brigham and Women's Hospital / Harvard Medical School

Highly independent Board brings broad range of clinical, commercial and pharma experience and balance of institutional company knowledge and new perspective

★ Independent director

©2013 VIVUS Inc. All rights reserved | www.vivus.com

15

RECENT ADDITIONS TO THE VIVUS BOARD

FOUR HIGHLY QUALIFIED INDEPENDENT DIRECTORS ADDED IN THE LAST FOURTEEN MONTHS

	Ernest Mario, Ph.D.	Robert N. Wilson	Jorge Plutzky, M.D.	J. Martin Carroll
	40+ years of pharmaceutical experience	30+ years of pharmaceutical experience	15+ years of obesity and cardiovascular experience	35+ years of pharmaceutical experience
Current positions	➢ CEO of Capnia, Director of Xenoport, TONIX Pharmaceuticals, Boston Scientific, Celgene and Maxygen, Chairman of American Foundation for Pharmaceutical Education	➢ Chairman of Mevion Medical Systems, Director of Synta, Hess Corp. and Charles Schwab	➢ Director of The Vascular Disease Prevention Program in the Cardiovascular Medicine Division at Brigham and Women's Hospital / Harvard Medical School	➢ Recently retired as Head, Global Strategy and Development at Boehringer Ingelheim
Former positions	➢ CEO of Glaxo Holdings, ALZA, and Reliant Pharmaceuticals, Director of Pharmaceutical Products Development, COR Therapeutics, Millennium Pharma	➢ Johnson & Johnson (Company Group Chairman, Pharmaceuticals; 20+ years on Executive Committee and 5 years Vice Chairman of the Board), Chairman of Caxton Health Holdings	➢ Member of the scientific advisory boards of the Sarnoff Cardiovascular Research Foundation and Ember Therapeutics	➢ CEO of Boehringer Ingelheim US and Head, Global Strategy and Development; senior executive positions at Merck & Co. including EVP, Customer Marketing and Sales, Director of Accredo Health Group
What they bring to VIVUS	➢ Extensive drug launch and executive leadership experience including launch of Omacor / Lovaza while at Reliant Pharmaceuticals ➢ $50B+ in healthcare M&A transactions including the sales of ALZA and Reliant Pharmaceuticals	➢ Extensive knowledge and experience in the pharmaceutical industry including acquisition of ALZA and Centocor while at Johnson & Johnson ➢ Significant experience on publicly traded company boards of directors and expertise in current corporate governance practices, trends and compensation matters	➢ Clinical experience, medical knowledge, and scientific expertise in the prevention and treatment of cardiometabolic disease	➢ Essential expertise in operations, strategic planning, product development and commercialization, primary care product launch and executive compensation ➢ Built major brands including Zocor, Vioxx, Cozaar, Singulair, and Fosamax

Bring extensive clinical, commercial and transactional experience which are critical for VIVUS at this juncture

©2013 VIVUS Inc. All rights reserved | www.vivus.com
16

THE VIVUS BOARD HAS THE RIGHT EXPERIENCE TO LEAD THE COMPANY

VIVUS®

	CEO / COO experience in healthcare	Product development / commercialization	Medical / scientific background	Regulatory experience	Licensing and M&A experience	Experience in healthcare public boards
Leland F. Wilson	✓	✓	✓	✓	✓	✓
Linda M. Dairiki Shortliffe, M.D.			✓	✓		✓
Mark B. Logan	✓	✓		✓	✓	✓
Charles J. Casamento	✓	✓	✓	✓	✓	✓
Peter Y. Tam	✓	✓	✓	✓	✓	✓
Ernest Mario, Ph.D.	✓	✓	✓	✓	✓	✓
Robert N. Wilson	✓	✓		✓	✓	✓
Jorge Plutzky, M.D.			✓	✓		
J. Martin Carroll	✓	✓		✓	✓	✓

Highly relevant qualifications and experience to help VIVUS execute on its strategic plan

©2013 VIVUS Inc. All rights reserved | www.vivus.com
17

MANAGEMENT HAS ACHIEVED IMPORTANT MILESTONES UNDER THE OVERSIGHT OF THE BOARD ©2013 VIVUS Inc. All rights reserved | www.vivus.com 18 ü ü

THE RIGHT LEADERSHIP TO ADVANCE QSYMIA INTO RETAIL COMMERCIALIZATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 19 We believe replacing the Board and management would risk the retail commercialization of Qsymia

ANALYSTS ARE BULLISH ON VIVUS, ITS STRATEGY AND ABILITY TO EXECUTE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 20 (a) Permission to quote or use the statements herein has not been sought or obtained from any party. Emphasis added. Source: Wall Street Research, FactSet as of June 14, 2013 Representative analyst commentaries(a) “More detailed prescription and patient trends are encouraging and demonstrate that VVUS is progressing well in building momentum for a meaningful 2H13. With REMS modification in place and its full implementation expected in July 2013, reimbursement coverage from Express Scripts, Medco, the VA, and a recent updated AACE diabetes treatment algorithm that specifically calls out obesity drug therapies as a cornerstone of diabetes management, we believe Qsymia scripts and revenue are poised to finally accelerate in 2H13+ and beyond. “ Leerink Swann, May 9, 2013 “The recently secured FDA approval to expand Qsymia’s distribution to retail pharmacies was a key gating event in our view, to not only remove a hurdle for patient and prescriber access but also to enable partnership discussions. Our revenue forecasts for 2H are achievable in our view and assume VVUS markets Qsymia on its own. The company has successfully increased payor coverage for Qsymia with formulary additions at Express Scripts, Medco, and the VA. Our revenue forecasts for 2014 and beyond assume VVUS secures a marketing partnership that enables an aggressive acceleration in market penetration.” BofA Merrill Lynch, May 16, 2013 “driving sales will be a function of 1) accessibility and 2) education/experience. In our view, the company has made undeniable progress on the accessibility front. This month alone we’ve seen a less obstructive REMS, positively updated AACE treatment guidelines, and now another major victory on the reimbursement front. To be clear, we do still anticipate the jury will remain out until these promising developments translate into clear-cut evidence of script and sales acceleration. Nevertheless, we are optimistic that this launch can come together and see today’s announcement as yet another positive development and credibility boost for Vivus.” JPMorgan, April 30, 2013 “We believe that Vivus has executed well within the constraints of the REMs driven restricted access, lack of insurance coverage, lack of clinical guidelines, and lack of broad buy-in by the primary care physician community. With the recent fundamental changes to market dynamics, we anticipate increased patient, physician, and collaborator interest in Qsymia specifically, and the obesity drug space generally over the next 12-24 months that favors these drugs to achieve blockbuster revenue potential.” “We are encouraged by 1) gains in payor coverage that we anticipate will further increase soon, 2) the recent loosening of REMS restrictions which should translate into broad pharmacy access in ~6 weeks, and 3) growing pharmacoeconomic evidence of benefits to the health system from weight loss.” Piper Jaffray, May 28, 2013 85% of sell-side analysts listed on FactSet recommend that investors buy or hold VIVUS stock

VIVUS HAS OUTPERFORMED ITS PEERS AND THE BROADER MARKET Note: data as of June 14, 2013. NBI: Nasdaq Biotechnology Index Source: FactSet 10-year share price 2-year share price 1-year share price 3-month share price 21 164% 151% 118% 110% VIVUS NBI Russell 3000 NASDAQ (45%) 43% 29% 21% VIVUS NBI Russell 3000 NASDAQ 76% 70% 28% 24% VIVUS NBI NASDAQ Russell 3000

POSITIVE RECENT BUSINESS DEVELOPMENTS SUPPORT SHARE PRICE PERFORMANCE Note: rebased to VIVUS. Data as of June 14, 2013 Source: FactSet 22 34% 7% 18% 8% $9.00 $10.00 $11.00 $12.00 $13.00 $14.00 $15.00 $16.00 $17.00 $18.00 3/1/13 3/14/13 3/27/13 4/9/13 4/22/13 5/5/13 5/18/13 5/31/13 6/14/13 Share price (US$) VIVUS NASDAQ Russell 3000 NASDAQ Biotechnology Index March 25, 2013: Pivotal study in Health Economics Review April 16, 2013: FDA approved REMS modification April 26, 2013: Received positive opinion from the EMA’s CHMP for SPEDRA May 1, 2013: AACE recommendation of active obesity management with anti-obesity drugs May 8, 2013: Reported Q1’13 results with ~59,000 Qsymia prescriptions March 26, 2013: $110mm royalty financing transaction May 15 2013: $250mm convertible financing

VIVUS EMBRACES STRONG CORPORATE GOVERNANCE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 23 Directors are elected annually Separate CEO and Chairman Independent Chairman Directors can be removed without cause No supermajority vote requirements Annual say-on-pay advisory vote Overwhelmingly approved by stockholders in 2012 One class of stock with equal voting rights across all stockholders

MANAGEMENT INCENTIVES ALIGNED WITH STOCKHOLDERS CEO COMPENSATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 24 Note: Amylin (pre-acquisition by Bristol-Myers Squibb) data as of 2011 Source: Latest available proxy statements for selected peers as of June 14, 2013, VIVUS DEFC 14A Total compensation of the CEO of VIVUS is below mean of selected peers 70% of compensation in the form of stock options provides strong alignment to interests of stockholders CEO compensation mix VIVUS Selected peers Selected peers’ mean: $ 5.3m Base Salary 21% Stock awards 19% Option awards 44% Cash Bonus 16% Others 0% $ 11.2m 11.1 11.0 8.7 7.4 6.3 5.6 4.4 4.0 3.9 3.3 2.9 2.3 2.3 1.9 1.6 1.5 Dendreon Jazz Questcor Medivation Onyx Biomarin Seattle Gen. Amylin Arena VIVUS Exelixis Orexigen Rigel MannKind Affymax ISIS Theravance Base Salary Stock awards Option awards Cash Bonus Others

MANAGEMENT INCENTIVES ALIGNED WITH STOCKHOLDERS COMPENSATION PER SENIOR EXECUTIVE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 25 Note: Refers to compensation of top 5 senior managers including CEO, CFO and three highest paid senior executives (except for Medivation where top 4 senior managers has been used consistent with disclosure in relevant proxy statement). Amylin (pre-acquisition by Bristol-Myers Squibb) data as of 2011 Source: Latest available proxy statements for selected peers as of June 14, 2013, VIVUS DEFC 14A Selected peers’ mean: $ 2.8m Average management compensation of VIVUS is below mean of selected peers 59% of compensation in the form of stock options Majority of 2012 bonuses granted for achievement of Qsymia and STENDRA US regulatory approvals Management compensation mix VIVUS Selected peers Base Salary 25% Option awards 59% Cash Bonus 15% Others 1% $ 5.5m 5.0 5.0 4.6 4.4 3.5 2.7 2.2 2.2 2.0 1.8 1.7 1.6 1.5 1.1 0.9 0.9 Jazz Questcor Dendreon Biomarin Medivation Onyx Seattle Gen. Amylin Arena VIVUS Rigel Exelixis Orexigen MannKind Affymax ISIS Theravance Base Salary Stock awards Option awards Cash Bonus Others Base Salary 24% Stock awards 20% Option awards 40% Cash Bonus 15% Others 1%

FMC JEOPARDIZES VIVUS’S PROGRESS AT A CRITICAL JUNCTURE ©2013 VIVUS Inc. All rights reserved | www.vivus.com

FMC HAS NO PLAN: WHAT WOULD THEY DO DIFFERENTLY?

VIVUS®

	FMC's list of actions is not a detailed plan and in our view would not add value…	…to the strategy that your current Board and management team are executing
1	"Day one: full strategic and operational reviews; all options will be considered"	➢ Following the achievement of the REMS modification that greatly improves its options for maximizing stockholder value, VIVUS publicly emphasized that it was open to all options to achieve this important goal
2	"Rationalize expenses to focus resources on Qsymia"	➢ Substantially all operating expenses already focused on Qsymia
3	"Quickly attract additional talent to the Company and review and assess all existing senior management"	➢ In addition to existing top-quality management, recent engagement of Richard Fante as senior advisor regarding commercial options to access the primary care market and maximize the value of Qsymia ➢ Recent addition of 3 highly qualified directors with valuable expertise in pharmaceutical commercialization and brand building ➢ Leadership team in place. FMC leadership does not yet exist
4	"Successfully partner Qsymia, needs "first detail" position"	➢ Post-REMS modification, VIVUS has already commenced discussions with major pharma companies with the intent to maximize the commercial success of Qsymia - all options are open
5	"Fix VIVUS commercial team – no more NY State fiascos"	➢ REMS modification represents a major milestone in ongoing commercialization efforts ➢ Clear implementation strategy is in place; on track to stock thousands of certified retail pharmacies by mid-July 2013 ➢ VIVUS has achieved several important milestones in its efforts to increase physicians' awareness and broaden reimbursement ➢ NY State was a minor issue that was easily fixed
6	"Execute a Eurocentric approach to EU Approval – Requires sensitivity to European norms"	➢ Management team focused on getting EU approval for Qsymia in spite of challenging regulatory environment that caused a competitor to recently withdraw its application ➢ STENDRA has recently received a positive vote from the CHMP in Europe, adding to the strong regulatory track record of VIVUS – VIVUS's EU team consisted of experienced EU clinical, regulatory, and legal advisors, including former officials of CHMP and other European regulatory authorities

Source: FMC presentation as of June 3, 2013

©2013 VIVUS Inc. All rights reserved | www.vivus.com

26

FMC HAS IT WRONG

#	FMC's arguments	The real story is…
1	"Underqualified" Board	➤ Proven leaders in the healthcare industry with invaluable experience in drug development and commercialization
2	"Overpaid" Board and Management	➤ Senior management compensation below mean of peers ➤ Board cash retainer in line with S&P 500 average
3	"Excessive management representation" on the Board	➤ Management representation is only 22% (2 out of 9), close to peer average
4	Board "not economically aligned with stockholders' interests"	➤ Over 75% of independent director compensation in the form of equity in 2012
5	Mismanagement of Qsymia launch	➤ FMC does not understand the market and the need to lay a foundation first before significant sales can be achieved ➤ Clear and consistent commercialization plan has allowed VIVUS to achieve major milestones that are positioning Qsymia for success and growth
6	"Poor steward of shareholders' capital"	➤ FMC does not understand the cost of launching a new product in a new category ➤ Disciplined capital allocation and spend consistent with other new products launched into new markets
7	"Lacks transparency"	➤ The Company complies with its disclosure obligations under federal securities laws. In addition, in the last 18 months, it has presented 40 investor conferences and issued approximately 70 press releases ➤ VIVUS working with third party (IMS and others) prescription audit services to improve reporting accuracy ➤ FMC is focusing on non-material, irrelevant and dated events
8	"Poor judgment" and management not held "accountable"	➤ Strong corporate governance standards embraced ➤ Milestones achieved have positioned VIVUS for success and growth ➤ CEO received no bonus for 2012 corporate goals

Source: FMC presentation as of June 3, 2013

©2013 VIVUS Inc. All rights reserved | www.vivus.com

27

FMC'S NOMINEES HAVE MINIMAL RELEVANT EXPERIENCE TO DRIVE LONG-TERM STOCKHOLDER VALUE

VIVUS®

	Current Position	Current public boards	Operational experience in obesity?	Executive experience in pharmaceutical commercialization?
Michael Astrue	None	None	No	➢ Struggled with FDA approval of Vasovist at Epix Pharma
Jon Biro	➢ CFO of Consolidated Graphics	➢ Crown Crafts	No	No
Samuel Colin	Managing Director at FMC	None	No	No
John Kastelein	➢ Professor at University of Amsterdam	None	➢ Focused on cardiovascular diseases	No
David Norton	None	➢ Savient Pharmaceuticals	No	➢ Experience includes failed launch of Krystexxa at Savient
Herm Rosenman	None	➢ Medistem	No	No
Rolf Bass	➢ Professor at University of Basel	None	No	No
Mel Keating	None	➢ API Technologies, Red Lion Hotels, Crown Crafts, BluePhoenix Solutions, Marlborough Software	No	No
Alex Denner	Founding partner of Sarissa Capital – activist hedge fund	➢ Biogen Idec, Enzon	No	No

Source: companies' filings, FMC filings

©2013 VIVUS Inc. All rights reserved | www.vivus.com

28

MIXED TRACK RECORD OF FMC'S NOMINEES

VIVUS®

Name	Comments	Median share price performance while director / in C-suite position
David Norton	➢ Failed initial launch of Krystexxa while CEO/Director of Savient	(115%)
Herm Rosenman	➢ Bankruptcy while Lead Independent Director of Aryx Therapeutics	(42%)
Michael Astrue	➢ Struggled with FDA approval of Vasovist while CEO of Epix Pharma ➢ Epix Pharma went bankrupt 3 years after resignation as Interim CEO following reverse merger	(34%)
Mel Keating	➢ "Professional" dissident nominee (8th time) ➢ Since becoming a director at Marlborough Software Development Holdings, spun out of Bitstream in 2012, the company's share price has declined 88% ➢ Poor history of operating performance while CEO of Alliance Semiconductor; bankruptcy while Director of Kitty Hawk. Plymouth Rubber was delisted from Amex following sustained operating losses while he was director	(24%)
Samuel Colin	➢ No previous public company board experience	No experience
John Kastelein	➢ No previous public company board experience	No experience
Rolf Bass	➢ VIVUS decided against hiring him as a consultant in 2012	No experience
Jon Biro	➢ Limited biopharmaceutical industry experience ➢ 3rd time dissident nominee	54%
Alex Denner	➢ "Professional" dissident nominee (6th time) ➢ Failed to reach a transaction despite a sale process as Chairman of the board of Enzon	127%

Would this mixed track record benefit VIVUS stockholders?

Note: S&P adjusted share price performance as of June 14, 2013. Michael Astrue: share price performance at Curagen, ArQule, Tercica, TKT and Epix Pharma; John Biro: share price performance at Crown Crafts, Consolidated Graphics, Aspect Medical, ICO; David Norton: share price performance at Savient Pharma; Herman Rosenman: share price performance at Aryx Therapeutics, Infinity, Genprobe, Medistem; Melvin Keating: share price performance at Red Lion Hotels, BluePhoenix, Api Tech., Crown Crafts, Aspect Medical, Marlborough Software, Bitstream, Integral Systems, InfoLogix, White Electronic, LCC Int., Alliance Semiconductor, Integrated Silicon Solution, Kitty Hawk, Quovadx; Alex Denner: share price performance at Biogen Idec, Enzon, Amylin, Adventrx, Imclone
Source: companies' filings, FMC filings, FactSet

©2013 VIVUS Inc. All rights reserved | www.vivus.com
29

FMC WOULD CREATE UNNECESSARY RISK FOR VIVUS AND ITS STOCKHOLDERS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 30 FMC seeks 100% board representation: Despite a disproportionate minority ownership stake below 10% With seven out of nine nominees lacking executive experience in pharmaceutical commercialization Negating the benefits of board continuity and major milestones achieved by the Company With NO detailed strategic or tactical plan With NO mention as to what they would do differently We believe FMC risks: Throwing the Company into turmoil at a critical juncture Jeopardizing ongoing discussions with large pharma companies

VIVUS STOCKHOLDERS HAVE A CLEAR CHOICE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 31 Note: Although, if elected, the FMC director nominees will have fiduciary obligations to the Company’s stockholders, we strongly believe that it is not in the best interests of VIVUS’s stockholders for the entire slate of director nominees to be selected by a single stockholder who owns less than 10% of the Company’s stock. Highly independent Board and experienced management representing the interests of ALL stockholders Single minority stockholder seeking 100% control and acting, in our view, in its own interests VIVUS FMC Continued progress Your investment at risk vs. Clear strategic and tactical plan with operational experience No detailed strategic or tactical plan Ongoing discussions with large pharma companies We believe FMC would throw VIVUS into turmoil at a critical juncture

APPENDIX I ADDITIONAL INFORMATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com

VIVUS OVERVIEW ©2013 VIVUS Inc. All rights reserved | www.vivus.com 32 Incorporation: 1991 Headquarters: Mountain View, CA Full-time equivalent headcount: 147(a) NASDAQ: VVUS Market Cap (Jun 14, 2013): $1.4B Pro forma cash and short-term investments (Mar 31, 2013): $406MM(b) (a) As of June 2013 (b) Pro forma for recent financings

QSYMIA PRESCRIBING INFORMATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 33

QSYMIA MAGNITUDE OF EFFECT PIVOTAL 1-YEAR STUDIES: WEIGHT LOSS OVER TIME (OBSERVED/ITT DATA) ©2013 VIVUS Inc. All rights reserved | www.vivus.com 34 Study 1 (EQUIP1) Study 2 (CONQUER2) Time (Week) Time (Week) 56 ITT-LOCF 56 ITT-LOCF All observed data; *p<0.0001 vs placebo; ‡p<0.0001 vs. Qsymia Mid or Low The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth. Placebo Qsymia Top * *‡ * *‡ 6 24 30 37 18 6 Week 56 Data in lbs. Week 56 Data in lbs. Source: (1) Obesity (2011) doi:10.1038/oby.2011.330; (2) www.thelancet.com Published online April 11, 2011 DOI:10.1016/S0140-6736(11)60205-5

QSYMIA CONSISTENCY OF EFFECT ©2013 VIVUS Inc. All rights reserved | www.vivus.com 35 *Dvorak, R., Peterson, C., Day, W. Application of Proposed Treatment Algorithm (PTA) Improves the Benefit/Risk Profile of Phentermine Plus Extended-Release Topiramate (PHEN/TPM ER) Presented at The Obesity Society 30th Annual Scientific Meeting, Sep-2012 - San Antonio; Data on file, VIVUS, Inc.

BENEFICIAL EFFECTS OF WEIGHT LOSS WITH QSYMIA

VIVUS



Mid Dose
Favors Qsymia
Favors Placebo
Top Dose
Favors Qsymia
Favors Placebo
Systolic BP
Diastolic BP
hs-CRP
Fibrinogen
TChol:HDL
Triglycerides
ALT
Waist circumference
HbA1c
Fasting glucose
Fasting insulin
HOMA-IR
Apnea Hypopnea Index
IWQOL total
-1
-0.5
0
0.5
-1
-0.5
0
0.5
Placebo subtracted effect size
Placebo subtracted effect size

ITT-LOCF; Effect size calculated as mean change divided by SD

Source: Data on file, VIVUS, Inc.

©2013 VIVUS Inc. All rights reserved | www.vivus.com

36

AACE TREATMENT GUIDELINES INCLUDE ANTI-OBESITY MEDICATIONS Reprinted with permission from American Association of Clinical Endocrinologists. Garber AJ, Abrahamson, MJ, Brazilay JI, et al. AACE Comprehensive Diabetes Management Algorithm. Endocr Pract. 2013;19:327-336 37

QSYMIA HAS A STRONG PATENT POSITION VIVUS has obtained patents that protect Qsymia into mid-2020 Four US patents listed in the Orange Book European patent validated in 19 countries Patents in Canada and Australia If approved, market exclusivity in the EU may be available for 10 years, outside of any patent protections Pending patents in the US, Europe, Asia and elsewhere may provide additional protection Lifecycle plan in development seeking to extend product exclusivity beyond 2020 ©2013 VIVUS Inc. All rights reserved | www.vivus.com 38

STENDRA™ PRESCRIBING INFORMATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 39

STENDRA: PARTNERING FOR VALUE Highly selective PDE5i with rapid onset Positive CHMP recommendation (Apr 26, 2013) Opportunity to commercialize in the US and EU EC decision expected Jun-2013 Manufacturing technology transfer underway Partnering discussions in progress ©2013 VIVUS Inc. All rights reserved | www.vivus.com 40

PRO FORMA CONDENSED BALANCE SHEET DATA ©2013 VIVUS Inc. All rights reserved | www.vivus.com 41 (US in 000s) As of 3/31/2013 Adjustments Pro Forma 3/31/2013 ASSETS Cash, cash equivalents and available-for-sale securities 150,308 255,350 $ 405,658 Other current assets 56,766 56,766 PP&E and other non-current assets 3,859 9,941 13,800 Total Assets $ 210,933 $ 476,224 LIABILITIES & STOCKHOLDERS' EQUITY Accounts payable and other current liabilities 35,378 35,378 Senior secured debt - Pharmakon Advisors(a) 50,000 50,000 4.5% convertible senior notes(b) 250,000 250,000 Total Liabilities $ 35,378 $ 335,378 Stockholders' Equity $ 175,555 (34,709) $ 140,846 Liabilities & Stockholders' Equity $ 210,933 $ 476,224 (a) On March 25, 2013, VIVUS entered into a $110MM non-equity financing with Pharmakon Advisors. On April 9, 2013, the Company received $50MM in cash. (b) On May 31, 2013, VIVUS closed the overallotment on the convertible debt offering bringing the total offering to $250MM. Source: Company information

APPENDIX II BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 42 Name Bios / Relevant skills for VIVUS Leland F. Wilson Leland F. Wilson has served as a director since April 1991 and our Chief Executive Officer since November 1991. Mr. Wilson also served as our President from April 1991 to October 2009. From 1989 to 1991, Mr. Wilson was Vice President of Marketing and Corporate Development of Genelabs Technologies, Inc., a biopharmaceuticals and diagnostics company. From 1986 to 1989, Mr. Wilson was Group Product Director, later promoted to Director of Marketing, at LifeScan, Inc., a Johnson & Johnson company, which manufactures and markets blood glucose monitoring systems. Mr. Wilson holds a B.S. and an M.S. in Reproductive Physiology from Pennsylvania State University. Mr. Wilson's long tenure with the Company as its Chief Executive Officer brings necessary historic, operational and leadership experience to the Board of Directors. Mr. Wilson's scientific background and extensive drug development and marketing experience afford the Board of Directors unique insight and guidance into strategic issues and opportunities that face the Company.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 43 Name Bios / Relevant skills for VIVUS Linda M. Dairiki Shortliffe, M.D. Linda M. Dairiki Shortliffe, M.D. has served as a director of the Company since June 1999. Since 1981, Dr. Shortliffe has served as a Professor of Urology at Stanford University School of Medicine and as an endowed Professor since 2005. From 1995 to 2011, she was the Chair of the Department of Urology at Stanford University School of Medicine. She was also the founding Chief of Pediatric Urology at Lucile Salter Packard Children's Hospital at Stanford in 1991. From 1981 to 1986, she served as the Chief of Urology at Palo Alto Veterans Administration Hospital. In these roles, Dr. Shortliffe was responsible for all departmental clinical and research development and administrative, financial, and personnel affairs. She is a Fellow of the American College of Surgeons and the American Academy of Pediatrics. In addition, she is a past Trustee and President of the American Board of Urology, past President of the Society for University Urologists, and past Chair of the American Academy of Pediatrics Section on Urology. She chaired the Bladder Research Program Review Group for the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health. She has had nationally funded basic and clinical research and published over 150 articles and chapters. Dr. Shortliffe holds an A.B. from Radcliffe/Harvard College and an M.D. from Stanford University and was a Fellow at the Radcliffe Institute for Advanced Study at Harvard University and the Clayman Institute at Stanford University. Dr. Shortliffe's clinical and administrative medical background brings valuable insight to the Board of Directors needed to evaluate, develop and commercialize our current and future product candidates.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 44 Name Bios / Relevant skills for VIVUS Mark B. Logan Mark B. Logan has served as a director of the Company since March 1999 and was elected Chairman of the Board of Directors in April 2007. From 1994 until his retirement in 2001, Mr. Logan served as Chairman and Chief Executive Officer of VISX, Inc. (now a part of Abbott Laboratories), a public ophthalmic device company, which invented, obtained FDA approval and commercialized the procedure for correcting refractive vision errors known as LASIK. From 1992 to 1994, Mr. Logan was Chairman, President and Chief Executive Officer of Insmed Pharmaceuticals, Inc., a development stage biopharmaceutical company, where he had served on its board since its founding in 1988. From 1990 to 1992, Mr. Logan was a principal at McManus Associates, Inc., a research and management firm, specializing in the health care field. From 1981 to 1985, Mr. Logan served as Executive Vice President, Chief Operating Officer, and as a member of the board of Bausch & Lomb, Inc., a company focusing on eye health products. From 1975 to 1981, he was Consumer Group President of Becton, Dickinson and Co., a public medical technology company. From 1967 to 1974, Mr. Logan served as President and General Manager of a subsidiary of Wyeth, Inc. (formerly American Home Products Corp., now a part of Pfizer, Inc.), a public pharmaceutical company. Since November 2010, Mr. Logan has also served on the board of STAAR Surgical Company, a public company that designs, develops and manufactures intraocular lenses. Since 2011, he has served on the board of Gencia Corporation, a private biotechnology company. From 1997 to 2006, he served on the board of Abgenix, Inc., a public biotechnology company which was acquired by Amgen Corporation. From 2000 to 2001, he also served on the board of Somnus Medical Technologies, a public company that designs, develops, manufactures and markets medical devices and which was acquired by Gyrus Group PLC. From 1996 to 1997, he served on the board of Imagyn Medical, Inc., a public company that designs and markets medical devices and which was acquired by Urohealth Systems, Inc. In addition, since 2002, Mr. Logan has served on the advisory board of The University of Virginia Heart and Vascular Center and has been a Trustee and member of the Executive Committee of the Southern Environmental Law Center since 2002. In 1999, Mr. Logan was inducted into the Ernst & Young Entrepreneur of the Year Hall of Fame. Mr. Logan holds a B.A. from Hiram College, was a Woodrow Wilson Fellow at New York University and completed the Program for Management Development at Harvard Business School. Mr. Logan's prior extensive executive level operational experience at public pharmaceutical and medical device companies brings essential experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations and executive compensation. Mr. Logan's long tenure on our Board of Directors, experience on other public boards and foundations, and previous experience as the chairman and chief executive officer of a publicly traded company bring necessary leadership and governance skills to the Board of Directors and its committees.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 45 Name Bios / Relevant skills for VIVUS Charles J. Casamento Charles J. Casamento has served as a director of the Company since April 2008. Since 2007, Mr. Casamento has been Executive Director and Principal of The Sage Group, Inc., a public healthcare advisory company specializing in business development strategy and transactions. From October 2004 to April 2007, Mr. Casamento was President and Chief Executive Officer of Osteologix, Inc., a public specialty pharmaceutical company, and served on Osteologix's board of directors. From 1999 until August 2004, he was Chairman, Chief Executive Officer and President of Questcor Pharmaceuticals, a public specialty pharmaceutical company. From 1993 to 1999, he served as Chairman, Chief Executive Officer and President of RiboGene, Inc., a public company which merged with Cypros, Inc. to form Questcor Pharmaceuticals. From 1989 to 1993, Mr. Casamento co-founded and was Chief Executive Officer and a member of the board of Indevus Pharmaceuticals, Inc. (formerly known as Interneuron Pharmaceuticals Inc.), a public company which invented a weight loss product approved by the FDA. From 1985 to 1989, he was the Senior Vice President & General Manager for Pharmaceuticals and Biochemicals at Genyzme Corporation, a public biotechnology company. From 1983 to 1985, Mr. Casamento served as the Vice President of Business Development and Strategic Planning for the Critical Care division of American Hospital Supply Corporation, a public medical supply, device and pharmaceutical company. From 1979 to 1983, he served as the Director of New Medical Products and Acquisitions of Johnson & Johnson, a public medical devices, pharmaceutical and consumer packaged goods manufacturer. From 1977 to 1979, he also served as the Product Development Manager of Hoffmann-LaRoche Inc., a public healthcare company. From 1970 to 1977, Mr. Casamento served as the Director of New Product Planning and Licensing of Novartis International AG (formally known as Sandoz AG), a public pharmaceutical company. Since July 2011, he has served on the board of Astex Pharmaceuticals, Inc., a public biotechnology company. Since July 2010, he has served on the board of International Stem Cell Corporation, a public biotechnology company. From July 1997 to March 2013, Mr. Casamento served on the board of Cortex Pharmaceuticals, Inc., a public pharmaceutical company. From 1999 to 2003, he served as a director of LifePoint Inc., a public company which develops rapid, non-invasive testing products. From September 2002 to July 2011, he served on the board of SuperGen, Inc., a public pharmaceutical company. He is a member of the Fordham University Science Council and was previously Vice Chairman of The Catholic Medical Mission Board, a large international non-profit organization providing health care services to third world countries. Mr. Casamento holds a B.S. in Pharmacy from Fordham University and an M.B.A. from Iona College. Mr. Casamento's extensive executive level operational experience and healthcare focused business development consulting experience bring significant experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations and executive compensation. Mr. Casamento's director level corporate governance experience on public company boards brings governance skills to the Board of Directors and its committees.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 46 Name Bios / Relevant skills for VIVUS Peter Y. Tam Peter Y. Tam has served as a director and our President since October 2009. From January 2009 to October 2009, Mr. Tam served as our Chief Operating Officer. From July 2004 to January 2009, Mr. Tam served as our Senior Vice President of Product and Corporate Development. From November 2002 to July 2004, Mr. Tam served as our Vice President of Strategic Planning and Corporate Development. Mr. Tam joined the Company in 1993 as Manager of Clinical Research and in 1999 he assumed the responsibilities of Director of Clinical and Corporate Development. Mr. Tam holds a B.S. in Chemistry from University of California Berkeley and an M.B.A. from Santa Clara University. Mr. Tam's scientific and business background in the areas of clinical, regulatory and corporate development have resulted in building the Company's product portfolio, guiding the development of product candidates and achieving multiple regulatory approvals in the United States during his service with the Company.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 47 Name Bios / Relevant skills for VIVUS Ernest Mario, Ph.D. Ernest Mario, Ph.D. has served as a director of the Company since April 2012. Since August 2007, Dr. Mario has served as the Chief Executive Officer and Chairman of the board of directors of Capnia, Inc., a privately held company focused on the development and commercialization of novel therapeutic and diagnostic products to address significant unmet healthcare needs. From January 1992 until March 1993, Dr. Mario served as Deputy Chairman of Glaxo Holdings plc., a public pharmaceutical company, and as Chief Executive from May 1989 to March 1993. From November 1997 to December 2001, he served as Chairman and Chief Executive Officer of ALZA Corporation, a research based pharmaceutical company providing drug delivery solutions, and Co-Chairman and Chief Executive Officer from August 1993 to November 1997. Since June 2012, Dr. Mario has served on the board of XenoPort, Inc., a public biopharmaceutical company. Since November 2010, Dr. Mario has served on the board of TONIX Pharmaceuticals Holding Corp., a public specialty pharmaceutical company. Since August 2007, he has also served on the board of Celgene Corporation, a public biopharmaceutical company. Since 2001, he has served on the board of Boston Scientific Corporation, a public company which develops, manufactures and markets medical devices and Maxygen, Inc., a public biotechnology company. In addition, from 1993 to 2011, Dr. Mario served on the board of Pharmaceutical Product Development, Inc., a contract research organization company which was later acquired by affiliates of The Carlyle Group and Hellman & Friedman. From 2003 to 2007, he also served as Chairman and Chief Executive Officer of Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. He currently serves as Chairman of the American Foundation for Pharmaceutical Education. Since 1996, he has served as an advisor to The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario is the recipient of the 2007 Remington Medal, the American Pharmacists Association's highest honor. Dr. Mario holds a B.S. in Pharmacy from Rutgers University, and an M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island. Dr. Mario's significant prior and current executive level operational experience at therapeutic and pharmaceutical companies brings essential experience to the Board of Directors and its committees needed for strategic planning, product development and commercialization, finance and operations, risk management and executive compensation decisions. Dr. Mario's experience on other public and private company boards and foundations brings necessary leadership and governance skills to the Board of Directors and its committees.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 48 Name Bios / Relevant skills for VIVUS Robert N. Wilson Robert N. Wilson has served as a director of the Company since April 2013. From 1964 to 2003, Mr. Wilson served in various roles at Johnson & Johnson, a public healthcare company, including the Executive Committee from 1983 through 2003 and Vice Chairman of the board from 1988 through 2003. Since 2007, Mr. Wilson has also been Chairman of Mevion Medical Systems, Inc. (formerly Still River Systems), a medical device company. Since 2003, Mr. Wilson has served as a member of the board of Synta Pharmaceuticals Corporation, a public biopharmaceutical company, and a member of the board of Charles Schwab Corporation, a public brokerage and banking company. Since 1996, he has been a member of the board of Hess Corporation, a public oil and gas company. From 2004 to 2007, Mr. Wilson was also Chairman of Caxton Health Holdings, LLC, a healthcare-focused investment firm. Mr. Wilson's knowledge and extensive experience in the pharmaceutical industry brings essential experience to the Board of Directors. In addition, Mr. Wilson's significant experience on other publicly traded company boards of directors and board committees provides him with an understanding of current corporate governance practices and trends and compensation matters that provides value to our Board of Directors.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 49 Name Bios / Relevant skills for VIVUS J. Martin Carroll J. Martin Carroll has served as a director of the Company since May 9, 2013. From August 2002 through March 2013, Mr. Carroll served at Boehringer Ingelheim GmbH (BI), a pharmaceutical company, most recently as Head, Global Strategy and Development. After joining BI in August 2002, Mr. Carroll was appointed President and Chief Executive Officer of Boehringer Ingelheim US in January 2003 and served through 2011. From 1985 to 2001, Mr. Carroll served in various marketing, business development, sales and administrative positions at Merck & Co., Inc., a public pharmaceutical company. From 1984 to 1985, Mr. Carroll served as a Merck Executive on the President's Commission on Executive Exchange at the United States Environmental Protection Agency. From 1976 to 1984, he served in various operational roles at Merck & Co., Inc. From 2004 to 2005, he served on the board of Accredo Health Group, Inc., a public company acquired by Medco Health Solutions, Inc., which provides specialty pharmacy and related services. Mr. Carroll holds a B.A. from Holy Cross College and a M.B.A. from Babson University. Mr. Carroll's prior extensive experience in operations, marketing, sales and business development at pharmaceutical companies brings essential experience to the Board of Directors needed for strategic planning, product development and commercialization, finance and operations and executive compensation.

BIOS OF THE VIVUS BOARD OF DIRECTORS ©2013 VIVUS Inc. All rights reserved | www.vivus.com 50 Name Bios / Relevant skills for VIVUS Jorge Plutzky, M.D. Jorge Plutzky, M.D. has served as a director of the Company since May 10, 2013. Since 1996, he has served as the Director of The Vascular Disease Prevention Program, which includes the Lipid/Prevention Clinic, in the Cardiovascular Medicine Division at Brigham and Women's Hospital, where he is also Co-Director of Preventive Cardiology. Since 1995, he has been on the faculty at Harvard Medical School and has directed a basic science laboratory focused on transcriptional mechanisms involved in adipogenesis, lipid metabolism, and diabetes, and their relationship to inflammation and atherosclerosis. Throughout his career, Dr. Plutzky has also been involved in translational clinical studies investigating links between metabolic disorders and cardiovascular disease. Dr. Plutzky has been a member of the scientific advisory boards of the Sarnoff Cardiovascular Research Foundation since 2009 and Ember Therapeutics since 2012. Dr. Plutzky has been elected to the American Society for Clinical Investigation and is a Fellow of the American College of Cardiology. Dr. Plutzky's papers have appeared in journals that include Science, PNAS, Diabetes, Lancet, Annals of Internal Medicine, and Nature Medicine. Dr. Plutzky has been involved with the U.S. Food and Drug Administration, serving both as a member of the Endocrinologic and Metabolic Drugs Advisory Committee and in advising and presenting for new drug application sponsors. He has been involved with both the American Heart Association and the American Diabetes Association. Dr. Plutzky has been recognized with the Eugene Braunwald Teaching Award, the University of Cologne's Klenk Lecture, Vanderbilt University's Rabin Lecture, Northwestern University's DeStevens Lecture, and Harvard Medical School's Tucker Collins Lecture. Dr. Plutzky holds a B.A. from the University of Virginia, where he was an Echols Scholar and a member of Phi Beta Kappa, and an M.D. from the University of North Carolina, Chapel Hill. He completed research fellowships at the National Institutes of Health and the Massachusetts Institute of Technology. Dr. Plutzky's clinical background, medical knowledge, and basic science expertise in the prevention and treatment of cardiometabolic disease brings valuable and unique insight to the Board of Directors as evaluation, development and commercialization of our current and potential future products proceed.

APPENDIX III FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT ©2013 VIVUS Inc. All rights reserved | www.vivus.com

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT BOARD INDEPENDENCE ©2013 VIVUS Inc. All rights reserved | www.vivus.com 51 FMC misleading or incorrect statement Truth is “VIVUS’s Board is () composed of legacy Board members who we believe lack () independence” VIVUS’s Board is comprised of 9 highly qualified directors, of which 7 are independent as per NASDAQ’s standards 5 of VIVUS’s 7 independent directors have joined the Board since 2008 with four directors added in the last 14 months Further degree of independence is granted by the separation between the CEO and Chairman roles. The Chairman is independent VIVUS’s Board has “excessive management representation” Management representation on the Board is limited to just 22% (2 out of 9), compared to VIVUS’s peers average of circa 17% (and not 11% as stated by FMC) The Chairman of the Board is a non-employee, independent director Only 23% of S&P 500 companies (Source: Spencer & Stuart 2012 Board Index) and 44% of VIVUS’s peers have an independent Chairman on their boards “It was only in response to our stockholder proposal to replace the sitting VIVUS Board that it added three new directors” VIVUS's Board is committed to strong corporate governance, and recognizes the importance of bringing fresh and diverse perspectives to the boardroom. That is precisely why the Board has added four highly experienced, independent directors in the last 14 months after completing a diligent search process Note: Emphasis added Source: FMC presentation as of June 3, 2013, pag. 10-17, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT BOARD QUALIFICATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 52 FMC misleading or incorrect statement Truth is “VIVUS’s Board () is composed of () Board members who we believe lack () judgment and necessary skills to commercialize Qsymia” VIVUS’s directors are proven business leaders with a broad range of management, financial, clinical, and operational experience, as well as expertise in the biopharmaceutical industry and other areas important to VIVUS (see pages 15 to 17) 6 directors out of 9 currently comprising VIVUS’s Board have been involved in the successful FDA approval of both Qsymia and STENDRA in a 12-month period The VIVUS Board of Directors has also played a critical role in recent accomplishments that greatly enhance Qsymia’s commercialization prospects including the REMS modification, AACE guideline publication or expansion of coverage to major PBMs “() with less than one year of cash left on the balance sheet, the sitting VIVUS Board did not act with urgency to find new talent for either the Board or management” Recent addition of 3 highly qualified directors with valuable expertise in pharmaceutical commercialization and brand building In addition to existing top-quality management, recent engagement of Richard Fante as senior advisor regarding commercial options to access the primary care market and maximize the value of Qsymia $360MM of financing proceeds raised in two transactions over the last three months $250MM Convertible Senior Unsecured Notes (May 21, 2013) Capped call minimizes dilution under $20.00 per share $110MM synthetic capped royalty financing (Mar 26, 2013) $50MM drawn at June 2013, $60MM remaining through Dec 31, 2013 Note: Emphasis added Source: FMC presentation as of June 3, 2013, pag. 10-17, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT COMPENSATION ©2013 VIVUS Inc. All rights reserved | www.vivus.com 53 FMC misleading or incorrect statement Truth is “VIVUS non-employee Directors receive more in cash retainers than non-employee Directors at 4 out of the 5 largest US companies by market cap” VIVUS’s 2012 cash retainer ($101K) is close to the S&P 500 average ($97K) (Source: Spencer & Stuart 2012 Board Index) FMC is comparing VIVUS to 4 of the most prominent US companies that are able to attract qualified directors with relatively low compensation (e.g. Apple, Exxon, Google, Walmart and Berkshire Hathaway) VIVUS’s board compensation is appropriate to attract and retain highly qualified directors to a mid cap company Average compensation was slightly inflated in 2012 as all independent directors were participating in all committees as a result of a relatively small board size. Board has been expanded in 2013, from 4 independent directors to 7 “VIVUS’s use of RSU’s is an outlier – The Board’s incentives are not aligned with stockholder interests” VIVUS’s use of RSUs is market practice and is not an outlier among peers: In early 2013, the Board of Directors of Arena shifted from stock options to RSUs as an equity compensation component for its non-employee directors Comparison with Orexigen (whose Directors receive 100% options) is less relevant as the drug Contrave still has not received FDA approval The shift from stock option grants to stock awards is an ongoing trend in the market Only 25% of S&P 500 companies offered stock options in 2012 vs. 42% in 2007 (Source: Spencer & Stuart 2012 Board Index) “Huge increase in cash bonuses for senior management in 2012” Majority of cash bonus in 2012 (~75%) has been granted for achievement of significant regulatory milestones for Qsymia and STENDRA. Excluding such extraordinary bonus, VIVUS average cash bonus per top-5 senior manager declined by 64% vs. 2011 despite an increase in VIVUS’s share price of 38% throughout 2012 Source: FMC presentation as of June 3, 2013, pag. 14-15-32, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT COMPENSATION (CONTINUED) ©2013 VIVUS Inc. All rights reserved | www.vivus.com 54 FMC misleading or incorrect statement Truth is “The VIVUS Board () overpays management” VIVUS’s management compensation is below selected peers’ mean both in terms of CEO and senior management compensation (see pages 24 and 25) VIVUS’s CEO total compensation ($3.9MM) is below the mean of selected peers ($5.3MM) VIVUS’s senior management compensation per top 5 senior manager ($2.0MM) is below the mean of the Company’s comparables ($2.8MM) In addition, VIVUS’s senior management compensation is primarily comprised of equity-based rewards which provides strong alignment of interest to stockholders: 70% of VIVUS CEO’s 2012 total compensation is represented by stock options (vs. peers’ mean of ~44%) 59% of senior managers’ 2012 compensation is represented by stock options (vs. peers’ mean of ~40%) Limited number of shares purchased by non-employee directors Non-employee directors received circa 78% of their compensation in the form of equity (including both stock awards and options) in 2012 Source: FMC presentation as of June 3, 2013, pag. 16-18, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT QSYMIA LAUNCH ©2013 VIVUS Inc. All rights reserved | www.vivus.com 55 FMC misleading or incorrect statement Truth is “The management and Board have demonstrated zero confidence in their plan to fix the Qsymia launch” Under the oversight of the Board, VIVUS management has implemented a clear, consistent and ongoing strategy to build a successful Qsymia franchise (see page 7) VIVUS has proactively educated healthcare providers (specifically, cardiometabolic specialists and other key opinion leaders) about obesity as a chronic medical condition requiring treatment and educated these thought leaders about Qsymia's favorable efficacy and safety profile VIVUS has made significant progress in its reimbursement efforts. Qsymia is currently available on the Express Scripts national formulary, and in April 2013, VIVUS successfully entered into an agreement with Medco Health Solutions (Medco) whereby Qsymia has been added to the Medco national formulary and to the Veterans Administration The recent FDA approval of modification to the REMS for Qsymia indicates broader and improved patient access to Qsymia through thousands of certified retail pharmacies, and significantly simplifies the prescribing and dispensing process for healthcare providers Providing retail access to Qsymia through certified pharmacies, the next step in VIVUS’s commercialization strategy, is well underway and expected to be implemented by mid-July 2013. This phase of VIVUS’s strategy includes the certification of thousands of retail pharmacies, stocking of Qsymia in the distribution system and the continued notification of the product's availability to prescribers and patients. Once completed, healthcare providers will be able to send patients directly to certified pharmacies to fill their Qsymia prescriptions, which will significantly reduce time between provider-patient discussions and initiation of therapy VIVUS believes that the proven clinical efficacy and broader access for patients through certified retail pharmacies will result in significant prescription growth, and will help Qsymia realize its potential to become a top-selling drug "Where was the market research on price sensitivity to determine what a patient is willing to pay before they experience significant weight loss?” Extensive market research has been completed prior to launch with approximately 3,000 obese consumers, to determine how much they would be willing to pay (cash, no coverage) for a prescription weight loss product with Qsymia’s clinical profile The research explored a number of price points (including the current list price, with and without discounts) and concluded that initial demand would be increased if free goods/discount programs were deployed using sensitivity analysis VIVUS’s pricing is lower than Belviq’s as the Company not only considered what patients will pay but also the competitive landscape “Launch ignored the single most important determinant of drug use: out-of-pocket cost to the patient" The Qsymia pre-launch plans and budget included Free Goods and Discount Programs for the drug The September 2012 launch of Qsymia in the certified mail order pharmacy network was phased, with only two certified pharmacies at launch (CVS and Walgreens), due to complexity and uniqueness of the REMS. A third certified pharmacy (ESI) was added in October 2012. Walmart was added to the certified mail order network in December 2012 The Free Goods and Discount Offer programs were contractually complex due to controlled substance, state pharmacy laws issues, mail order delivery, and REMS requirements. To date, only three of the certified mail order network pharmacies have agreed to offer the Free Goods Program Despite the challenges, the Free Goods Program was activated in November 2012 (8 weeks after the partial network launch) and in advance of the Walmart addition for the certified mail order only pharmacy network completion. The Free Goods Program is offered to all patients (once per lifetime), only in participating certified mail order network pharmacies, for the starting dose of Qsymia Further, the Discount Offer Program was offered in March 2013. The program is different from the Free Goods Program and requires a patient (one per lifetime) to go to a website for agreement to terms and then getting a code to use at a participating certified mail order network pharmacy for the discount “Mismanagement of Qsymia launch: Case Study #2: New York Fiasco” New York State required a minor correction to a fax form. This issue was quickly and easily resolved Source: FMC presentation as of June 3, 2013, pag. 20-21, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT STOCKHOLDER CAPITAL STEWARDSHIP ©2013 VIVUS Inc. All rights reserved | www.vivus.com 56 FMC misleading or incorrect statement Truth is Management refuses to break out SG&A / VIVUS did not show expense discipline in the face of broken launch VIVUS’s SG&A disclosure is fully compliant with SEC regulations SG&A spend is customary to VIVUS’s business activities and primarily comprised of marketing programs (healthcare professionals, product marketing, market research and analytics) and sales efforts. In addition, SG&A include medical affairs-related expenses (primarily call center and PV monitoring expenses) and corporate expenses (primarily stock-based compensation, public company fees and legal / compliance expenses) Disclosing additional spending details – such as marketing spending – could hurt VIVUS competitively “Does VIVUS really need both a CFO and a Chief Accounting Officer?” It would be concerning if VIVUS did not have a Chief Accounting Officer Accounting complexity increases significantly when a product gets launched and a company begins to record revenue While the title may differ, all public companies have a senior manager responsible for the accounting function VIVUS does not need a new lease contract / "New lease () more than doubled () square footage" / "Historical practice was to enter into short term lease commitments" Number of full-time equivalent headcount more than tripled from 48 in early 2012 to 147 as of June 2013 This year, the owner of VIVUS’s current facilities was not looking to renew the lease for 1 year only and requested a significantly higher annual rent. The Castro St building facilities have been listed on the market for a significantly higher rate than VIVUS was paying The Mountain View real estate market has strengthened over the last few years. It was not possible to enter into a short term lease in another facility at a favorable rate. As a result, VIVUS decided to lock in a more attractive rate over a longer period of time “STENDRA is the poster child of undisciplined capital allocation” / “The sale process for STENDRA has yielded no results after 21 months” Management remains confident STENDRA will soon be monetized through regional partnerships - ongoing partnership talks for commercialization in the U.S. and international markets Commercial supply agreement critical to potential partners. Technology transfer underway and commercial supply agreement expected in next 60 days EU approval not yet received. Partnership ahead of approval not expected “Management compensation for STENDRA is misaligned” Management has a track record of successfully creating value from assets of this type (Evamist®; MUSE®) “VIVUS spent $65MM on STENDRA development and has at least $25MM in post-approval clinical trials and other commitments” Management, which has successfully monetized other assets of this type and created value for stockholders, believes that the right deal will be completed and that VIVUS will realize full value for STENDRA Source: FMC presentation as of June 3, 2013, pag. 22-23-24-25, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT TRANSPARENCY ©2013 VIVUS Inc. All rights reserved | www.vivus.com 57 FMC misleading or incorrect statement Truth is VIVUS lacked transparency in the Strachan / Place case Virgil A. Place, M.D. resigned for health reasons (and passed away shortly thereafter) Graham Strachan resigned for personal reasons “Did VIVUS’s existing board members comply with all securities laws and regulations in connection with trades in VIVUS stock days before the negative FDA AdCom on July 15, 2010?” All transactions in the relevant timeframe have been executed according to SEC requirements Dr. Virgil A. Place and Mr. Graham Strachan were no longer board members as of 4/30/10 and therefore no longer subject to SEC reporting requirements after that date “Did VIVUS fail to adequately disclose the risks to EU approval?” Select disclosure: “We are largely dependent on the success of our investigational drug candidate Qnexa for treatment of obesity, and cannot be certain that Qnexa will receive timely regulatory approval, if at all, or that, if approved, Qnexa will be successfully commercialized.” (Source: VIVUS 10’Q Q2’12) “Notwithstanding our belief that the data collected from our three Phase 3 trials of Qnexa is promising (), our data may not be sufficient to support approval by the FDA or any other foreign regulatory authority.” (Source: VIVUS 10’Q Q2’12) “Our investigational drug candidates will likely be subject to enhanced scrutiny to demonstrate adequate safety than investigational drug candidates for more acute or life-threatening diseases.” (Source: VIVUS 10’Q Q2’12) “Even if our investigational drug candidates receive regulatory approval in the U.S., we may never receive approval for or commercialize our drugs outside of the U.S.” (Source: VIVUS 10’Q Q2’12) “Why did VIVUS’s management withhold normal disclosure on limitations to future debt financings in the recent Pharmakon financing 8-K ?” The Company did not withhold normal disclosure. Pharmakon Advisors requested to maintain the confidentiality of certain information, as is customary for this type of transaction “Management willfully obscures critical information from investors” / “VIVUS did not show expense discipline in the face of broken launch” VIVUS’s SG&A disclosure is fully compliant with SEC regulations SG&A spend is customary to VIVUS’s business activities and primarily comprised of marketing programs (healthcare professionals, product marketing, market research and analytics) and sales efforts. In addition, SG&A include medical affairs-related expenses (primarily call center and PV monitoring expenses) and corporate expenses (primarily stock based compensation, public company fees and legal / compliance expenses) Disclosing additional spending details – such as marketing spending – would hurt VIVUS competitively Source: FMC presentation as of June 3, 2013, pag. 26 to 30, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT TRANSPARENCY (CONTINUED) ©2013 VIVUS Inc. All rights reserved | www.vivus.com 58 FMC misleading or incorrect statement Truth is “What did the Company know regarding the likelihood of success of partnering with a large pharma company to commercialize Qsymia when making bold statements on Q3’09 earnings call?” FMC’s request, shortly after launching a proxy contest for full control of our Board, for information about statements made almost four years ago, did not set forth a proper purpose to support FMC’s right of inspection under Delaware Law, and we believe it was an effort to generate publicity that FMC can use in its proxy contest We have been consistent in our plans to partner after we have launched Qsymia Select disclosure: Q3 2011 Earnings Call (November 7, 2011) Steve Byrne – BofA Merrill Lynch – Analyst: “Okay. You talked about pursuing 150 rep sales force. Are you also considering a parallel path in discussions with potential partners to license the drug rather than selling it yourself?” Leland Wilson – VIVUS CEO: “We are looking at potential partners for Europe and the rest of the world. We are not looking for a potential partner for the US market.” JMP Securities LLC Healthcare Conference (September 28, 2011) Tim Morris – VIVUS SVP Finance, CFO: “From a commercial standpoint we plan to target 25,000 high prescribing docs. Those are docs who are currently writing scripts for obesity therapies. They are also docs that are going to be writing scripts for the co-morbidity -- so type II diabetes, high blood pressure, obviously, and high lipids. Our plan is to launch with their own salesforce of 150 reps. We will then look in year two to expand into a primary care promotion in year two. Again, so the initial target at launch are patients with co-morbidity. So those folks who have type II diabetes, high blood pressure, high lipids. We would then look in the second year to expand. And you do that either with a partnership or some copromotion agreement, really focused on cardio-metabolic health. So it is not about cosmetic obesity anymore. It is about losing weight and focusing on your blood pressure and your diabetes and your lipids. Then, obviously, post year two you would like to try to expand those patients who currently aren't seeking treatment.” Q3 2010 Earnings Call (November 8, 2010) Alan Carr – Needham & Company – Analyst: “I wonder if you can give us an update on partnership strategy. Has there been any evolution in your disposition since the Adcom? I'm wondering if you are any more inclined to a more targeted commercial effort with your own sales force? Thanks.” Leland Wilson – VIVUS CEO: “No new guidance, other than the -- what you understand about the regulatory approval process here. Clearly, I have stated on many occasions, Alan, that for us to be able to drive the best deal, we have to eliminate the regulatory risk here, and so I think the best deal will occur after the approval is given by the FDA. So we are prosecuting this. I'd also say that, as I've said in the past, too, that we are doing all the work necessary for us or a potential partner to launch the product in terms of all the market research and branding and those kinds of activities are all under way right now.” Alan Carr – Needham & Company – Analyst:”Okay, but I get the sense no change, I guess, in your inclination or likelihood of this one going to market on your own, with your own sales force?” Leland Wilson – VIVUS CEO: “We haven't said, and it will be dependent upon, obviously, what kind of deal structure we can muster. Clearly, we will be prepared because, as I said, all the work that we're doing right now, we will be prepared to launch this product on our own and we'll do the deal when we get the best deal.” Source: FMC presentation as of June 3, 2013, pag. 26 to 30, FMC press release as of June 4, 2013

FMC’S ARGUMENTS ARE MISLEADING AND INCORRECT FINANCING ©2013 VIVUS Inc. All rights reserved | www.vivus.com 59 FMC misleading or incorrect statement Truth is “Lack of credibility with capital markets” Management credibility with Wall Street is evidenced by its ability to regularly raise additional equity and debt capital from the market (approximately $850MM since 2006) Recent $250MM convertible offering provides capital and flexibility to expand Recent synthetic capped and non-equity royalty financing with leading biopharma financing source Pharmakon Advisors Management has also shown the ability to build value in and capitalize on non-core assets Sale of Evamist rights for $150MM in 2007 helped finance Phase 3 Qsymia program Source: FMC presentation as of May 7, 2013, pag. 32

IMPORTANT ADDITIONAL INFORMATION On June 3, 2013, VIVUS filed a definitive proxy statement and GOLD proxy card with the SEC in connection with the solicitation of proxies for its 2013 Annual Meeting of Stockholders. Stockholders are strongly advised to read VIVUS’s 2013 proxy statement because it contains important information. Stockholders may obtain a free copy of the 2013 proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or VIVUS’s website at www.vivus.com. ©2013 VIVUS Inc. All rights reserved | www.vivus.com 60